Exhibit 10.28

EMPLOYMENT AGREEMENT BETWEEN

QCR HOLDINGS, INC.

AND

Cathie Whiteside

THIS EMPLOYMENT AGREEMENT (this “Agreement”) dated as of the 27th day of August, 2007 is between QCR HOLDINGS, INC. (the “Employer”) and Cathie Whiteside (the “Employee”).

RECITALS

WHEREAS, the Employer desires to employ Employee as an officer of the Employer and Employee desires to become employed as an officer of the Employer; and

WHEREAS, the Employer and the Employee have made commitments to each other on a variety of important issues concerning Employee’s employment, including the performance that will be expected of Employee, the compensation the Employee will be paid, how long and under what circumstances Employee will remain employed and the financial details relating to any decision that either the Employer or the Employee might ever make to terminate this Agreement; and

WHEREAS, the Employer recognizes that circumstances may arise in which a change in control of the Employer through acquisition or otherwise may occur thereby causing uncertainty of employment without regard to the competence or past contributions of the Employee which uncertainty may result in the loss of valuable services of the Employee, and the Employer and the Employee wish to provide reasonable security to the Employee against changes in the employment relationship in the event of any such change in control.

NOW, THEREFORE, in consideration of the promises and of the covenants and agreements hereinafter contained, it is covenanted and agreed by and among the parties hereto as follows:

AGREEMENTS

Section 1.     Employment. The Employer hereby employs the Employee, and the Employee hereby accepts employment, upon the terms and conditions hereinafter set forth.

Section 2.     Duties. The Employee agrees to provide all services necessary, incidental or convenient as the EVP, Corporate Strategy and Branding of the Employer and such similar duties for the Employer’s subsidiaries as a dual employee of the Employer’s subsidiaries as may be from time to time requested by the Employer. The Employer shall designate the location or locations for the performance of the Employee's services. The Employer shall furnish or make available to the Employee such equipment, office space and other facilities and services as shall be adequate and necessary for the performance of Employee’s duties.

Section 3.     Term. The term of this Agreement shall commence on August 27th, 2007 (the “Effective Date”), and shall continue for a period of one (1) year. This Agreement shall automatically extend for one (1) year on each anniversary of the Effective Date, unless terminated by either party effective as of the last day of the then current one (1) year extension by written notice to that effect delivered to the other not less than ninety (90) days prior to the anniversary of such Effective Date.

Section 4.     Compensation. As compensation for the services to be provided by the Employee hereunder:

(a)     Base Salary. The Employer shall pay Employee an annual base salary of One Hundred Ten Thousand dollars ($110,000.00) (“Base Salary”). Base Salary shall be payable bi-weekly, in equal installments in accordance with the Employer’s payroll practice. The Employee's Base Salary shall be subject to review annually, commencing January 1, 2008, and shall be maintained or increased during the term hereof in accordance with the Employer's established management compensation policies and plan.

(b)     Bonuses. The Employee shall be entitled to receive cash bonuses (“Cash Bonus” or “Cash Bonuses”) based upon performance which may be granted in the future in the discretion of the Employer. In addition, the Employee may receive such additional bonuses or awards in the form of stock options, restricted stock or other equity compensation, as determined in the discretion of the Employer.

(c)     Benefits. The Employer shall provide the following additional benefits to the Employee:

(i)     Medical Insurance. Family medical insurance, provided that Employee shall be responsible for paying any portion of the premium in accordance with the Employer’s policy applied to similarly situated employees.

(ii)     Reimbursements. Reimbursement of reasonable expenses advanced by the Employee in connection with performance of Employee’s duties hereunder.

(iii)     Personal Days. The Employee will initially be entitled to twenty five (25) personal days, which may be increased in accordance with the Employer's established policies and practices.

(iv)     Disability Coverage. Long-term and short-term disability coverage equal to approximately 60% of Base Salary and Average Annual Bonus, subject to the terms of the Employer’s insurance or other policies covering the same, as such percentage or other terms may be changed from time to time by the Employer. For purposes of this Agreement, “Average Annual Bonus” shall mean the average of the three (3) most recent annual Cash Bonuses paid to the Employee immediately preceding the determination date.

(v)     Employee Benefits: Participation in a 401(k)/profit sharing plan, deferred compensation program and such other benefits as are specifically granted to Employee or in which Employee participates as an employee of the Employer.

(vi)     Life Insurance. Universal life insurance of two (2) times Base Salary and Average Annual Bonus as of the date of this Agreement. The Employee will be allowed to purchase additional life insurance of at least that same amount through such plan.

Section 5.     Stock Options. On the first business day of the month following the Effective Date, the Board, or the appropriate committee thereof, shall grant the Employee an option to purchase five thousand (5000) shares of common stock of the Employer (the “Stock Option”) pursuant to the terms of the QCR Holdings, Inc. 1997 Stock Incentive Plan (the “Stock Incentive Plan”). The Stock Option shall (i) have an exercise price per share equal to the Fair Market Value (as defined in the Stock Incentive Plan) of the shares on the date of grant; (ii) have a term of ten (10) years; (iii) be a non-qualified Stock Option; and (iv) vest twenty percent (20%) on each anniversary of the date of grant (fully vested on the 5th anniversary of the Effective Date).

Section 6.     Non-Qualified Deferred Compensation. Employee shall be eligible to participate in a non-qualified deferred compensation arrangement under which the Employee may elect to defer up to fifteen percent (15%) of the Employee’s Base Salary and Cash Bonus, if any, and a match of 50% with a maximum of 6%. The Employer shall credit such deferral with an interest rate of the prime rate as reported in the Wall Street Journal plus one percentage point as of January 1 each year, provided such rate shall not be less than four percent (4%) and no more than eight percent (8%) per annum. All other terms of the deferred compensation arrangement shall be determined by the Employer and set forth in the governing documents of such arrangement.

Section 7.     Time Requirement. The Employee shall devote Employee’s best efforts and full business time to Employee’s duties under this Agreement. The Employee shall be allowed to serve on outside boards subject to the consent of the Employer.

Section 8.     Termination upon Disability. In the event of the Employee’s Disability (as defined below) during the employment term, payments based upon the Employee's then current annual Base Salary and Average Annual Bonus shall continue thereafter through the last day of the one (1) year period beginning on the date of such Disability, after which time Employee’s employment shall terminate. Payments made in the event of the Employee's Disability shall be equal to 60% of Employee’s Base Salary and Average Annual Bonus, less any amounts received under the Employer's short or long-term disability programs, as applicable. Disability for purposes of this Agreement shall mean that the Employee is limited from performing the material and substantial duties of the position(s) set forth in Section 2 due to the Employee’s sickness or injury for a period of six (6) consecutive months. The Board shall determine whether and when the Employee has incurred a Disability under this Agreement. In the event of the Employee's death during the term of this Agreement, such amounts shall be payable to the persons designated in writing by the Employee, or if none, to Employee’s estate.

Section 9.     Confidentiality and Loyalty. The Employee acknowledges that during the course of Employee’s employment Employee has produced and will produce and have access to material, records, data, trade secrets and information not generally available to the public (collectively, “Confidential Information”) regarding the Employer and any subsidiaries and affiliates. Accordingly, during and subsequent to termination of this Agreement, the Employee shall hold in confidence and not directly or indirectly disclose, use, copy or make lists of any such Confidential Information, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Employer, required by a law or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with performance by the Employee of Employee’s duties hereunder. All records, files, documents and other materials or copies thereof relating to the Employer's business which the Employee shall prepare or use, shall be and remain the sole property of the Employer, shall not be removed from the Employer's premises without its written consent, and shall be promptly returned to the Employer upon termination of the Employee's employment hereunder. The Employee agrees to abide by the Employer's reasonable policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Employer.

Section 10.     Non-Solicitation.

(a)     Non-Solicitation Covenant. As an essential ingredient of and in consideration of this Agreement and the payment of the amounts described in Sections 4 and 11, the Employee hereby agrees that, except with the express prior written consent of the Employer, for a period of eighteen months (18) after the termination of the Employee's employment with the Employer (the “Non-Solicitation Period”), Employee will not, directly or indirectly, solicit or induce, or attempt to solicit or induce: (i) any employee of the Employer to terminate employment with the Employer; or (ii) any customer of the Employer and its subsidiaries and affiliates to terminate its relationship with the Employer or its subsidiaries and affiliates (the “Non-Solicitation Covenant”). If the Employee violates the Non-Solicitation Covenant and the Employer brings legal action for injunctive or other relief, the Employer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Non-Solicitation Covenant. Accordingly, the Non-Solicitation Covenant shall be deemed to have the duration specified in this Section computed from the date the relief is granted but reduced by the time between the period when the Non-Solicitation Period began to run and the date of the first violation of the Non-Solicitation Covenant by the Employee.

(b)     Remedies for Breach of Non-Solicitation Covenant. The Employee acknowledges that the restrictions contained in this Section 10 and Section 9 are reasonable and necessary for the protection of the legitimate business interests of the Employer, that any violation of these restrictions would cause substantial injury to the Employer and such interests, that the Employer would not have entered into this Agreement with the Employee without receiving the additional consideration offered by the Employee in binding himself to these restrictions and that such restrictions were a material inducement to the Employer to enter into this Agreement. In the event of any violation or threatened violation of these restrictions, the Employer, in addition to and not in limitation of, any other rights, remedies or damages available to the Employer under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by the Employee and any and all persons directly or indirectly acting for or with Employee, as the case may be.

Section 11.     Severance.

(a)     Termination Without Cause. If the Employee is terminated without “Cause” (as defined below), the Employer will pay the Employee a sum equal to the sum of (i) twelve (12) months of Base Salary. Such payment shall be made in a lump sum within 15 days of termination or in equal installments over the six-month (6) period, at the Employer's option.

(b)     Termination for Cause or Voluntary Termination. If the Employee is terminated for Cause (as defined below) or voluntarily terminates Employee’s employment, then the Employer shall pay Employee any accrued and unpaid Base Salary, and any accrued and unpaid personal days and shall have no further obligations to the Employee under this Agreement. For purposes of this Agreement, “Cause” shall mean:

(i)     the Employee's death;

(ii)     a material violation by the Employee of any applicable material law or regulation respecting the business of the Employer or its subsidiaries;

(iii)     the Employee being found guilty of a felony, an act of dishonesty in connection with the performance of Employee’s duties as an officer of the Employer, or which disqualifies the Employee from serving as an officer of the Employer; or

(iv)     the willful or negligent failure of the Employee to perform Employee’s duties hereunder in any material respect.

Whether Cause exists shall be determined as follows: (y) if Douglas M. Hultquist is then an executive with the Employer, then if he shall determine that Cause exists, the Cause shall exist; and (z) if Douglas M. Hultquist is not an executive with the Employer at such time, then Cause shall be determined in the discretion of the Board of Directors of the Employer.

(c)     Termination Upon Change in Control. If a Change in Control (as defined below) occurs and the Employee is terminated within one (1) year following the Change in Control or the Employee suffers a Change in Duties (as defined below) and elects to terminate Employee’s employment within six (6) months following the Change in Control, a severance payment will be made within 15 days of termination equal to the sum of eighteen months (18) of Base Salary and Employee’s Average Annual Bonus. In addition, the Employer shall continue, or cause to be continued, Employee’s health insurance as in effect on the date of termination (including, if applicable, family coverage) for twelve months (12).

For purposes of this paragraph, the term “Change in Duties” shall mean any one or more of the following events that occurs after a Change in Control:

(i)     a significant change in the nature or scope of Employee’s authority or duties from those applicable to Employee immediately prior to the date on which a Change in Control occurs;

(ii)     a reduction of more than ten percent (10%) in Employee’s annual Base Salary from that provided to Employee immediately prior to the date on which a Change in Control occurs;

(iii)     Employee’s eligibility to participate, and participation, in bonus, stock option, incentive award and other compensation plans that provide opportunities to receive compensation are not the same or greater than that of executives of any successor of the Employer (including its affiliates) with comparable duties to those of Employee; or

(iv)     a change, without Employee’s written agreement, in the location of Employee’s principal place of employment with the Employer by more than thirty-five (35) miles from the location where Employee was principally employed immediately prior to the date on which a Change in Control occurs.

For purposes of this paragraph, the term “Change in Control” shall mean the following:

(i)     The consummation of the acquisition by any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of thirty-three percent (33%) or more of the combined voting power of the then outstanding voting securities of the Employer; or

(ii)     The individuals who, as of the date hereof, are members of the Board cease for any reason to constitute a majority of the Board, unless the election, or nomination for election by the stockholders, of any new director was approved by a vote of a majority of the Board, and such new director shall, for purposes of this Agreement, be considered as a member of the Board; or

(iii)     Consummation by the Employer of (i) a merger or consolidation if the stockholders, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than sixty-seven percent (67%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation, in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Employer outstanding immediately before such merger or consolidation or (ii) a complete liquidation or dissolution or an agreement for the sale or other disposition of two-thirds or more of the consolidated assets of the Employer.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because thirty-three percent (33%) or more of the combined voting power of the then outstanding securities of the Employer is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the entity or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Employer in substantially the same proportion as their ownership of stock of the Employer immediately prior to such acquisition.

(iv)     If the Employer is not in compliance with its minimum capital requirements or if the payments required under this Section 9 would cause the Employer's capital to be reduced below its minimum capital requirements, such payments shall be deferred until such time as the Employer is in capital compliance. At the election of the Employee, which election is to made within thirty (30) days of the Employee's termination, such payments shall be made in a lump sum or paid monthly during the remaining term of this Agreement following the Employee's termination. In the event that no election is made, payment to the Employee will be made on a monthly basis during the remaining term of this Agreement. Such payments shall not be reduced in the event the Employee obtains other employment following the termination of employment by the Employer.

Section 12.     Regulatory Suspension and Termination.

(a)     If the Employee is suspended from office and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under Section 8(e)(3) (12 U.S.C. § 1818(e)(3)) or 8(g) (12 U.S.C. § 1818(g)) of the Federal Deposit Insurance Act, as amended, the Employer’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer shall (A) pay the Employee all of the compensation withheld while their contract obligations were suspended and (B) reinstate any of the obligations, which were suspended.

(b)     If the Employee is removed and/or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under Section 8(e) (12 U.S.C. § 1818(e)) or 8(g) (12 U.S.C. § 1818(g)) of the Federal Deposit Insurance Act, as amended, all obligations of the Employer under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(c)     If the Employer is in default as defined in Section 3(x) (12 U.S.C. § 1813(x)(1)) of the Federal Deposit Insurance Act, as amended, all obligations of the Employer under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(d)     All obligations of the Employer under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution by the Federal Deposit Insurance Corporation (the “FDIC”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Employer under the authority contained in Section 13(c) (12 U.S.C. § 1823(c)) of the Federal Deposit Insurance Act, as amended, or when the Employer is determined by the FDIC to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(e)     Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) (12 U.S.C. § 1828(k)) of the Federal Deposit Insurance Act as amended, and any regulations promulgated thereunder.

Section 13.     General Provisions.

(a)     This Agreement supersedes all prior agreements and understandings between the parties relating to the subject matter of this Agreement. It binds and benefits the parties and their successors in interest, heirs, beneficiaries, legal representatives and assigns. The Employer agrees that it shall not merge or consolidate into or with another company, or reorganize, or sell substantially all its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Employer under this Agreement.

(b)     This Agreement is governed by and construed in accordance with the laws of the State of Iowa.

(c)     The provisions of Sections 9 and 10 shall survive the termination of this Agreement.

(d)     No amendment or modification of this Agreement is effective unless made in writing and signed by each party.

(e)     This Agreement may be signed in several counterparts, each of which will be an original and all of which will constitute one agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above set forth.

QCR HOLDINGS, INC.

By:	/s/ Douglas M. Hultquist	/s/ Cathie Whiteside
	Douglas M. Hultquist	Cathie Whiteside
President